NONCOMPETITION AGREEMENT

         This Noncompetition Agreement ("Agreement"), effective as of the Effective Date, as defined below, is made by and between Swift Transportation Co., Inc., or its assignees ("Swift") and Charles G. Peterson and Sandra Peterson, his wife ("Chuck and Sandy"), residents of the State of Florida, as well as Chad Peterson and Jason Peterson ("Chad and Jason"), residents of the States of Iowa and North Carolina, respectively. Chuck and Sandy, as well as Chad and Jason are sometimes hereinafter collectively referred to as the "Petersons").

         WHEREAS, Direct Transit, Inc. ("DTI"), an Iowa corporation engaged in the motor carrier business, concurrent with the execution of this Agreement, has entered into an Asset Purchase Agreement with Swift dated February 20, 1997 (the "Purchase Agreement"), under which Swift will acquire certain assets of DTI, including good will, customer lists, and customer contracts (the "Assets");

         WHEREAS, Charles G. Peterson is and has been President and the sole shareholder of DTI for the entire corporate existence and has used his expertise in developing DTI's business and possesses knowledge in skills necessary to operate DTI's business;

         WHEREAS, Sandra Peterson as well as Chad and Jason are intimately familiar with the operations of DTI's business;

         WHEREAS, the value of the Assets to Swift would be substantially diminished if the Petersons were free to compete with Swift or assist others in competition with Swift once the purchase of the Assets is completed; and

         WHEREAS, Swift has required this Agreement pursuant to Section 5.1.14 of the Purchase Agreement as a condition precedent to performance of its obligations under the Purchase Agreement.

         NOW, THEREFORE, in consideration of the above recitals and the following covenants, the parties hereby agree as follows:

         1. Term. This Agreement shall commence on the Effective Date, as defined below, and shall continue for eight (8) years thereafter, unless terminated earlier as provided elsewhere in this Agreement.

         2. Effective Date. This Agreement shall not become effective until the Closing Date of the Purchase Agreement, and it is contingent upon the closing of such transaction.

         3. Consideration. As complete consideration for the obligations of the Petersons under this Agreement, the Petersons will receive upon the Effective Date, the sum of $1,045,000.

         4. Noncompetition. During any time within the period commencing on the Effective Date and ending on the eighth anniversary thereafter, either directly or indirectly, or by affiliation with any person, firm, corporation, entity or business (whether as a partner, member, officer, director, manager, employee, agent, consultant or otherwise):

                  (a) Charles and Sandra, jointly and severally, covenant and agree not to engage in the business of providing motor carrier or transportation logistic services from any location within the geographical United States; and

                  (b) The Petersons, jointly and severally, covenant and agree not to

                           (i) solicit or receive  any current or past  customer
or prospect of DTI, existing as of the Effective Date, for the purpose of providing transportation services to such customer or prospect; and

                           (ii) hire any  person  employed  by Swift on or after
the Effective Date or induce any such person to leave the employ of Swift.

         Swift agrees to notify Chad and Jason, at least quarterly, during the term of this Agreement of any customers previously serviced by DTI which Swift no longer services and upon receipt of such notice, the restrictive covenants contained in this Section 4, solely with respect to the customers set forth in such notice, shall no longer apply as to Chad and Jason.

         In consideration of the monies paid to the Petersons as well as other good and valuable consideration, the Petersons agree that this Agreement is not and shall not be considered an executory contract in the event that any of the Petersons file for relief under any Chapter of the Bankruptcy Code nor shall any of the Petersons seek discharge of the personal covenants contained in this Agreement. Furthermore, the parties agree that in the event that any of the Petersons file for bankruptcy, and if any of the Petersons breach this Agreement, the Petersons agree that Swift shall be entitled to seek relief from the automatic stay provision of the Bankruptcy Code and agree to support Swift in any application for relief from such automatic stay.

         5. Governing Law and Jurisdiction. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Arizona. Except with respect to any matter as shall properly be before the jurisdiction of any United States Bankruptcy Court, the Petersons consent to the jurisdiction and venue of any state or federal court located in Maricopa County, Arizona, with respect to any action, either in tort or contract, arising from this Agreement.

         6. Default and Remedies. In the event that the Petersons (or any one of them) breach this Agreement and fail to cure such breach within ten days after written notice thereof is given to the breaching party, Swift may, at its option, seek monetary damages and/or obtain injunctive or other equitable relief to prevent the further breach of this Agreement.

         7. Attorney's Fees. In the event that suit is brought in order to enforce any provision of this Agreement, the prevailing party shall be entitled to recover their costs and reasonable attorneys fees incurred in enforcing this Agreement.

         8. Notice. All notices under this Agreement shall be sent in the same manner as provided in Section 8.8 of the Purchase Agreement to the addresses of the parties set forth below or such other address as a party may designate from time to time by notice to the other parties.

         IN WITNESS WHEREOF, the parties to this Agreement have executed this Agreement as of the date set forth below.

CHARLES G. PETERSON                     SWIFT TRANSPORTATION CO., INC.


By: /s/ Charles G. Peterson             By: /s/ William F. Riley III
-------------------------------------      -------------------------------------
 Title:                                  Title: Executive Vice President
       ------------------------------          ---------------------------------

Date:    4-4-97                         Date:     4-8-97
     ------------------                       ------------------

                                              Address:  2200 S. 75th Avenue
                                                 Phoenix, Arizona 85043
SANDRA PETERSON


By: /s/ SANDRA PETERSON
   --------------------------
 Title:
       ----------------------

Date:     4-4-97
     --------------------

CHAD PETERSON

By: /s/ CHAD PETERSON
   --------------------------
 Title:
       ----------------------

Date:     4-4-97
     --------------------


JASON PETERSON


By: /s/ JASON PETERSON
   --------------------------
 Title:
       ----------------------

Date:     4-4-97
     --------------------
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